Exhibit 99.1

FORM OF
INSTRUCTIONS FOR USE OF
ion geophysical corporation
RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT,
YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by ION Geophysical Corporation, a Delaware corporation (“ION”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus dated [●], 2021 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., New York Time, on [●], 2021 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase (i) 8.00% Senior Secured Second Priority Notes due 2025 (the “Underlying Notes”), (ii) shares of Common Stock, or (iii) some combination thereof. In the Rights Offering, ION is offering up to $52,500,000 aggregate principal amount of Underlying Notes or Common Stock.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York Time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York Time, on [●], 2021, unless extended (the “Expiration Time”). Each Right entitles the holder thereof to a basic subscription right to purchase (i) $3.34 principal amount of Notes or (ii) 1.3 shares of Common Stock at a price of $2.57 per whole share of Common Stock (the “Subscription Price”). The Notes will only be issued in minimum increments of $100. No fractional shares of Common Stock will be issued.

Stockholders who fully exercise their basic subscription Rights will be entitled to subscribe for additional principal amount of Notes or Common Stock that remain unsubscribed as a result of unexercised basic subscription Rights, subject to proration as described in the Prospectus, (the “Over-Subscription Privilege”). The Backstop Parties, as defined in the Prospectus, will only participate in the Over-Subscription Privilege to the extent the other stockholders do not subscribe for and purchase all of the available Notes or Common Stock in the Over-Subscription Privilege, and then only to such amount as will result in net proceeds to the Company of $[●].

Any excess subscription payments (including payments related to exercise of basic subscription Rights and payments related to the Over-Subscription Privilege) received by [●], the subscription agent (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable.

ION will not be required to issue Notes to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. ION may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If ION elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York Time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent. You must fully exercise your basic subscription Rights to be entitled to purchase Notes pursuant to the Over-Subscription Privilege.

YOUR RIGHTS CERTIFICATES, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY [●] ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED SUCH HOLDER’S RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise your Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights, together with (i) payment in full of the Subscription Price for the Underlying Notes or Common Stock subscribed for pursuant to the basic subscription Right, and (ii) payment in full of the Subscription Price for any additional amount of Notes or Common Stock which you desire to acquire pursuant to the Over-Subscription Privilege to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price (including with respect to your basic subscription Right and the Over-Subscription Privilege, if applicable) will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full principal amount of Underlying Notes being subscribed for (a) by certified check, cashier’s check or bank draft drawn upon a U.S. bank payable to [●], as Subscription Agent for ION Geophysical Corporation, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at [•] (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check, cashier’s check or bank draft drawn upon a U.S. bank or (iii) receipt of wire transfer of funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified check, cashier’s check, bank draft or wire transfer of funds.

DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

CONTACTING THE SUBSCRIPTION AGENT AND INFORMATION AGENT. The address and telephone numbers of the Subscription Agent and Information Agent are as follows:

Subscription Agent
[●]
Attn: [●]
[Address]

Phone:	[●]
Fax:	[●]

Information Agent
[●]
Attn: [●]
[Address]

Phone: [●]
Email: [●]

Delivery to an address other than the address listed above does not constitute valid delivery.

By making arrangements with your broker, dealer, bank or other nominee for the delivery of funds on your behalf you may also request such broker, dealer, bank or other nominee to exercise the Rights Certificate on your behalf.

If you do not indicate the aggregate principal amount of Notes or Common Stock for which you wish to subscribe pursuant to your Rights, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum principal amount of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Rights in full, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable following the closing of the Rights Offering. Stockholders must pay for their desired Over-Subscription Privilege Notes at the time of exercise of their basic subscription Rights. Such funds will be returned to the stockholder, without interest, to the extent the stockholder is not allocated all of its requested Notes pursuant to the Over-Subscription Privilege.

Brokers, dealers, banks and other nominees who exercise Rights on behalf of beneficial owners are required to certify to ION and the Subscription Agent, as to the aggregate number of Rights that have been exercised pursuant to the basic Rights, whether the basic subscription Rights of each beneficial owner on whose behalf the nominee holder is acting has been exercised in full, and the principal amount of Notes being subscribed for pursuant to the Over-Subscription Privilege of each beneficial owner on whose behalf the nominee holder is acting.

2.	Issuance of Notes and Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a)       Subscription Right. Registered owners of the Common Stock of ION will receive their Notes or Common Stock subscribed for under the basic subscription Right and the Over-Subscription Privilege in (1) the case of Notes: either (a) uncertificated book-entry form registered in their name or (b) physical definitive Notes registered in their name and sent to the address above, or (2) in the case of Common Stock: [●].

(b)       Excess Cash Payments. As soon as practicable following the closing of the Rights Offering and after all adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Recordholder, without interest or penalty.

3.	No Sale or Transfer of Rights.

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.

4.	Execution.

(a)       Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)       Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)       Signature Guarantees. If you specify special payment or delivery instructions, your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Rights, ION urges you to consider using a certified check, cashier’s check, bank draft or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, cashier’s check, bank draft drawn upon a U.S. bank or wire transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire transfer. Any personal check used to pay for the Notes or Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days to clear an uncertified check. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company “DTC”, exercises of the Rights may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised pursuant to the Rights by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for the aggregate principal amount of Notes subscribed for pursuant to such Rights.

7.	State Securities Law Considerations.

ION is not making this Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor is ION selling or accepting any offers to purchase any Notes from Rights holders who are residents of those states or other jurisdictions.

ION may delay the commencement of this Rights Offering in those states or other jurisdictions, or change the terms of this Rights Offering, in order to comply with the securities law requirements of those states or other jurisdictions. ION may decline to make modifications to the terms of this Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this Rights Offering.

ION has applied for qualification of this Rights Offering with certain state securities commissions. Prior to the commencement of this Rights Offering, ION will advise residents of any such state if the securities commission in that state has disapproved this Rights Offering, or has imposed any conditions or limitations on this Rights Offering in such state. Such disapproval would result in holders of Rights in that state not being able to exercise their Rights in this Rights Offering, and such conditions or limitations could affect the terms of this Rights Offering with respect to holders of Rights in that state. ION has the discretion to delay or to refuse to distribute any principal amount of Notes you may elect to purchase through the exercise of Rights if ION deems it necessary to comply with applicable securities laws, including state securities and blue sky laws.

The aggregate principal amount of Notes or Common Stock that may be subscribed for pursuant to Rights held by Arizona residents other than certain institutional investors pursuant to this Rights Offering is limited to $500,000. Therefore, if the Subscription Agent receives exercise documentation that otherwise would require ION to issue to Arizona residents who are not eligible institutional investors more than $500,000 in aggregate principal amount, ION will issue to all such exercising stockholders their pro rata portion of such aggregate principal amount of Notes or Common Stock and return the excess payment amount, if any, to such stockholders, without interest, as soon as practicable after the expiration date of this Rights Offering. Brokers, dealers, banks and other nominees exercising rights on behalf of beneficial owners are required to make representations as to the principal amount of Underlying Notes or Common Stock subscribed for by Arizona residents that are not a bank, a savings institution, a trust company, an insurance company, an investment company as defined in the Investment Company Act of 1940, a pension or profit sharing trust or other financial institution or institutional buyer or a dealer.

If you are an Arizona resident and not a bank, a savings institution, a trust company, an insurance company, an investment company as defined in the Investment Company Act of 1940, a pension or profit sharing trust or other financial institution or institutional buyer or a dealer then you are required to check the box at the bottom of the Rights Certificate.